UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 10, 2010 (February 25, 2010)

Calibert Explorations Ltd.
(Exact name of registrant as specified in its charter)

NEVADA	000-53346
(State or other jurisdiction of incorporation)	(Commission File No.)

645 Bayway Boulevard,
Clearwater Beach, Fl 33767
(Address of principal executive offices and Zip Code)

727-442-2600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 25, 2010, the Company entered into an exclusive employment agreement with David Saltrellli as President, Principal Executive Officer and a member of the Board of Directors. The agreement is for a term of two years beginning February 25, 2010 and ending February 24, 2012. Mr. Saltrelli will be paid $96,000 per annum.

In addition, Mr. Saltrelli will be entitled to two weeks paid vacation a year and will be reimbursed for business related expenses he incurs. In the event we establish a medical and dental plan, Mr. Saltrelli will be entitled to participate therein.

Further, Mr. Saltrelli will be entitled to such additional compensation, including bonuses, as may be granted by the Board (with Mr. Saltrelli abstaining from any vote thereon).

A complete copy of the employment agreement is filed with this report.

On February 25, 2010, the Company entered into an exclusive employment agreement with Peter Schuster as Vice President and a member of the Board of Directors. The agreement is for a term of two years beginning February 25, 2010 and ending February 24, 2012. Peter Schuster will be paid $96,000 per annum.

In addition, Peter Schuster will be entitled to two weeks paid vacation a year and will be reimbursed for business related expenses he incurs. In the event we establish a medical and dental plan, Peter Schuster will be entitled to participate therein.

Further, Peter Schuster will be entitled to such additional compensation, including bonuses, as may be granted by the Board (with Mr. Schuster abstaining from any vote thereon).

A complete copy of the employment agreement is filed with this report.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

Exhibits	Document Description
*10.1	Employment Agreement with David Saltrelli
*10.2	Employment Agreement with Peter Schuster

*Management Compensatory Contract

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 10th day of March, 2010.

CALIBERT EXPLORATIONS, LTD.

BY:	DAVID SALTRELLI
David Saltrelli President

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